UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) September 5, 2008

CARLISLE COMPANIES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware

1-9278

31-1168055

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

13925 Ballantyne Corporate Place, Suite 400, Charlotte, NC 28277

(Address of principal executive offices)

704-501-1100

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFS 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)            On September 5, 2008, Mr. Anthony W. Ruggiero, a Director of Carlisle Companies Incorporated (the “Company”) and part of the class with a term expiring in April 2011, advised the Company that he had decided to resign as a Director of the Company and as a member of the Audit, Pension and Benefits and Executive Committees, effective on September 10, 2008.  To the knowledge of the Company, Mr. Ruggiero did not resign due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

(d)            On September 10, 2008, the Board of Directors of the Company (the “Board”) elected Terry D. Growcock to the Board as part of the class with a term expiring in April 2011.  Mr. Growcock has been appointed to serve on the Board’s Compensation, Corporate Governance and Nominating and Pension and Benefits Committees.  In connection with his election, Mr. Growcock was granted restricted share units having a value of $50,000. Mr. Growcock is currently Chairman of The Manitowoc Company, Inc. (“Manitowoc”).  The Company, through its off-highway braking operation, sells braking system parts and components to Manitowoc.  In 2007, sales were approximately $1.3 million and sales in 2008 through August 31 were approximately $990,000.

A copy of the press release announcing Mr. Growcock’s election to the Board of Directors is filed with this report as Exhibit 99.

Item 9.01.           Financial Statements and Exhibits.

(d)               Exhibits

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 11, 2008	CARLISLE COMPANIES INCORPORATED

	By:	/s/ Carol P. Lowe
Carol P. Lowe, Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99	Press release announcing the election of Mr. Terry D. Growcock to the Board of Directors of the Company.